Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

                 Great Lakes Chemical Corporation
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-1765035 (I.R.S. Employer Identification No.)

9025 North River Road, Suite 400
Indianapolis, Indiana 46240
(Address of Principal Executive Offices)

Great Lakes Chemical Corporation
Non-Qualified Deferred Compensation Plan
(full title of the plan)

Karen Witte Duros
Vice President and
Associate General Counsel
Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, Indiana 46240
(Name and address of agent for service)

(317) 715-3000
(Telephone number, including area code,
of agent for service)

Copies to:

Stephen J. Hackman
Ice Miller
One American Square, Box 82001
Indianapolis, Indiana 46282

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered Deferred Compensation Obligations(1)	Amount to be Registered $5,000,000	Proposed Maximum Offering Price Per Unit(2) 100%	Proposed Maximum Aggregate Offering Price $5,000,000	Amount of Registration Fee $404.50

(1)    The Deferred Compensation Obligations being registered represent unsecured obligations of Great Lakes Chemical Corporation to pay deferred compensation in the future in accordance with the terms of the Great Lakes Chemical Corporation Non-Qualified Deferred Compensation Plan (the “Plan”).

(2)    Estimated solely for the purpose of calculating the Registration Fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to the employee covered by the Agreements as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following information heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Commission on March 10, 2003 (File No. 001-06450).

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 5, 2003 (File No. 001-06450).

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the Commission on August 7, 2003 (File No. 001-06450).

(d)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the Commission on November 10, 2003 (File No. 001-06450).

(e)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Item 4.    Description of Securities.

        This Registration Statement covers Deferred Compensation Obligations that are being registered under this Registration Statement to be offered to certain officers and employees of the Company and employees of participating affiliates of the Company who reside in the United States and who are designated as eligible by the Great Lakes Chemical Corporation Benefits Administrative Committee (“Committee”). The following is a summary of the Plan as it relates to the Deferred Compensation Obligations. The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time.

        The amount of compensation deferred by each participant (“Participant”) in the Plan is determined in accordance with the Plan based upon elections by each Participant. Obligations in an amount equal to each Participant’s deferral account under the Plan (consisting of deferred salary and bonus amounts, deferred shares of common stock issued pursuant to restricted stock grants, and any appreciation or depreciation in value thereon) will be payable in accordance with the Participant’s deferral election and the terms of the Plan in a lump-sum distribution or in installments. Hardship distributions are also permitted. The Company may also make voluntary contributions to the Plan on behalf of the Participants.

        Plan Participants may choose among a number of investment funds that will be used to measure hypothetical earnings to be credited on deferred amounts. These funds will represent a variety of risk and return characteristics. The available investment funds may be changed or others added as determined by the Plan administrator, the Committee. As dividends are paid on Company stock, hypothetical dividend amounts with respect to deferred restricted stock will be credited to Participants’ Plan accounts, and earnings on those dividend amounts will be measured by the investment funds selected by the Participant. Amounts deferred under the Plan that do not represent the deferral of restricted stock are payable in cash.

        The benefits payable under the Plan will not revert to the Company or be subject to the Company’s creditors prior to the Company’s insolvency or bankruptcy, nor, except pursuant to will or the laws of descent and distribution, will they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Participant, the Participant’s beneficiary or the creditors of either, including such liability as may arise from the Participant’s bankruptcy.

        The Company reserves the right to amend or terminate the Plan at any time, except that, subject to limited exceptions, no such amendment or termination will, without the consent of a Participant, adversely affect such Participant’s interest in the Plan, i.e., the Participant’s benefit accrued to the effective date of the amendment or termination. The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company, but shall be subject to the claims of the creditors of the Company in the event of the Company’s insolvency or bankruptcy. Plan assets may, in the Company’s discretion, be placed in a trust but will nevertheless continue to be subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy as provided in the trust agreement. In any event, the Plan is intended to be unfunded under Title I of the Employee Retirement Income Security Act of 1974, as amended.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify a person against expenses and certain liabilities incurred by him in connection with any proceeding in which he is involved by reason of his being or having been a director, officer, employee, or agent of the corporation or its affiliates. Further, the Ninth Article of the Registrant’s Certificate of Incorporation and Article VII of its By-Laws provide for indemnification, to the full extent permitted by the DGCL, of the Registrant’s directors and officers. The Registrant maintains so-called “D & O” liability insurance coverage, which insures certain of the Registrant’s directors and officers against personal loss incurred in the discharge of Registrant responsibilities (subject to certain exclusions). Reference is made to the last paragraph of Item 9 below with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended, required or permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Index to Exhibits.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the Plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 19, 2003.

GREAT LAKES CHEMICAL CORPORATION By: /s/ Mark P. Bulriss Mark P. Bulriss, President and Chief Executive Officer

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints John J. Gallagher III, Jeffrey M. Lipshaw and Karen Witte Duros, and each or any of them (with full power to act alone), his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 2003.

/s/ Mark P. Bulriss Mark P. Bulriss	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ John J. Gallagher III John J. Gallagher III	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ William L. Sherwood William L. Sherwood	Vice President, Corporate Controller (Principal Accounting Officer)

/s/ Nigel D. T. Andrews Nigel D. T. Andrews	Director

/s/ James W. Crownover James W. Crownover	Director

/s/ Thomas M. Fulton Thomas M. Fulton	Director

/s/ Martin M. Hale Martin M. Hale	Director

/s/ Louis E. Lataif Louis E. Lataif	Director

/s/ John C. Lechleiter John C. Lechleiter	Director

/s/ Mack G. Nichols Mack G. Nichols	Director

/s/ Jay D. Proops Jay D. Proops	Director

        Pursuant to the requirements of the Securities Act of 1933, the trustee (or other person who administers the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on December 5, 2003.

GREAT LAKES CHEMICAL CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN

By:  /s/  Richard J. Kinsley
        Richard J. Kinsley
        Senior Vice President, Human
        Resources and Communications
        Authorized Signatory for
        Compensation and Incentive Committee

GREAT LAKES CHEMICAL CORPORATION

FORM S-8

INDEX TO EXHIBITS

Exhibit Number Assigned in Regulation S-K Item 601	Description of Exhibit

(4)	4.01	Great Lakes Chemical Corporation Non-Qualified Deferred Compensation Plan

(5)	5.01	Opinion of Ice Miller

(15)	Not applicable

(23)	23.01	Consent of Ernst & Young LLP

23.02	Consent of Ice Miller (Included in Exhibit 5.01)

(24)	24.01	Power of Attorney (See Signature Page)

(99)	Not applicable